EXHIBIT 99.2
Internal Communication with Associates
This evening we will report our Company’s preliminary financial results for the third quarter-July through September 2007-showing that we expect a loss for the quarter. With that in mind, I want to address this situation with you and explain what it means to our Company.
We forecasted earlier that some of the portfolios of charged-off consumer debt we purchased during the past several years would perform better than they have. Beginning with the fourth quarter 2005, we have at various times recognized large “impairments”, which reduced revenues and earnings, as we revised downward our estimates of future collections on these portfolios.
To address this issue, we recently conducted a review of projected future collections on the portfolios we have purchased. This review led to our decision to revise downward our collection forecasts on some of the portfolios we acquired over the last several years. This resulted in a significant impairment charge and reduction in our revenues and earnings for the third quarter. While the action we have taken has had a negative effect on earnings for the third quarter 2007, we believe this action will provide the benefit over the longer term of reducing the likelihood of significant ongoing impairments.
Our third quarter performance was also negatively impacted by increased collection costs, mainly due to our ongoing efforts to expand and accelerate the Company’s legal collections strategy. Here too, we believe the negative impact on third quarter earnings will ultimately translate into a longer term benefit. Our legal collections strategy is intended to increase the number of suits initiated on accounts in the higher value portfolios we acquire, while also shortening the time between when an account is directed from Collections to Legal Collections. While this strategy increases legal expenses as a percentage of our collections in the short term, we expect it to increase cash collections over the long term as we collect on the legal accounts.
Despite these financial headwinds, our business remains quite healthy. We are operationally sound as collections have increased compared to year-ago periods, purchasing remains on a good pace and productivity continues to improve. Our Company continues to be well positioned for future success. Additionally, industry fundamentals are improving, particularly the supply of consumer debt for sale.
Through this action we believe we will put significant impairments behind us and regain the confidence of the investment community through continued execution of our business model and results driven performance. Equipped with a well thought out long-term growth strategy for our Company, I am encouraged by our opportunities for improved performance going forward. I want to thank everyone for your efforts on behalf of our Company, as well as your daily commitment to helping us strive for excellence in everything we do.
Brad Bradley, CEO
Returning Value to Our Credit Driven Economy